Exhibit 99.2

THIS RETENTION AGREEMENT is made on April 7, 2017, by and between Intrawest Resorts Holdings, Inc. (the “Company”) and Travis Mayer (“you”) with reference to the following facts:

Recitals:
The Senior Leadership Team has determined that it is in the best interests of the Company to ensure your continued dedication and commitment, notwithstanding certain strategic alternatives that the Company is pursuing. You are aware that the Company is pursuing certain strategic alternatives and contemplating a Transaction (as defined herein) that could potentially result in organizational changes throughout Intrawest. You are a valued member of the Intrawest team and it is in the best interests of the Company to provide you with a work incentive to ensure best efforts are made to perform the ongoing duties, goals and objectives of your current role despite the uncertainty related to these strategic alternatives.

The Transaction:
The Company is currently contemplating a transaction under which all of the outstanding stock of the Company shall be acquired by a purchaser or whereby, in accordance with the Delaware General Corporation Law, on the closing date, a merger subsidiary shall be merged with and into the Company (the “Transaction”), following which the separate corporate existence of the merger subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”). The terms and conditions of this Retention Agreement are contingent upon the completion of the Transaction and will have no force or effect if the Transaction does not occur.

Closing Retention Bonus Terms:
If you continue to perform the ongoing duties set forth in your current job description and remain an active employee of the Company or one of its affiliates through the closing of the Transaction (the “Closing”), then you will receive a cash retention payment in an amount equal to $150,000, less statutory deductions (the “Closing Retention Bonus”). The Closing Retention Bonus will be paid to you on the first regularly scheduled payroll date after the Closing. Any voluntary resignation by you or termination for cause based on poor performance or policy violation prior to the Closing, as determined by the Company in its discretion, will eliminate you from eligibility for and entitlement to the Closing Retention Bonus.

Post-Closing Retention Bonus Terms:
If you either (i) remain employed by (or in service as a consultant to) the Company, the Surviving Company or any of their respective affiliates during the period commencing on the Closing and ending on the later of (x) November 20, 2017 and (y) the date that is four (4) months following the Closing (as applicable, the “Post-Closing Retention Date”) or (ii) your employment (or service as a consultant) with the Company, the Surviving Company and their respective affiliates is terminated on or after the Closing and prior to the Post-Closing Retention Date either (x) by the Company, the Surviving Company or any of their respective affiliates other than for “Cause” or (y) by you for “Good Reason” (as applicable, a “Qualifying Termination”), then you will receive a cash retention payment in an amount equal to $550,000, less statutory deductions (the “Post-Closing Retention Bonus”).The Post-Closing Retention Bonus will be paid to you on the first regularly scheduled payroll date after the Post-Closing Retention Date or your earlier Qualifying Termination. You will not be eligible to receive the Post-Closing Retention Bonus if your employment with the Company, the Surviving Company and their respective affiliates terminates prior to the Post-Closing Retention Date for any reason other than a Qualifying Termination. For purposes of this paragraph, “Cause” and “Good Reason” shall each have the meaning set forth in the Employment Agreement by and between the Company and you, dated as of May 13, 2014 (the “Employment Agreement”).

Trade Secrets/Confidential/Proprietary Information/Non-Disparagement
During the term of your employment, you have been and will continue to be entrusted with trade secrets and other confidential information concerning the Company and other third party business operations, including the existence of this Agreement. Throughout the term of your employment and thereafter and without limiting any other obligations, you will keep confidential the existence of this Agreement, and all such confidential information; and you will not use any such information other than for the benefit of the Company. You further agree not to make any statements or comments to others, oral or written, that malign, defame or otherwise disparage the Company, either publicly or privately.

Non-Competition
You hereby acknowledge and agree that (i) you are and will remain subject to all of the terms and conditions of the Non-Competition provisions set forth in Section 6(f) of the Employment Agreement (the “Non-Competition Provisions”) and (ii) the Company would not enter into this Retention Agreement with you or provide the amounts payable to you hereunder without your express acknowledgment of the continued application of the Non-Competition Provisions.

Section 280G
Notwithstanding anything set forth in this Retention Agreement or in any other plan, program, agreement or arrangement to which you are a party or otherwise subject, if any payment or benefit received or to be received by you, whether pursuant to the terms of this Retention Agreement or any other plan, program, agreement or arrangement to which you are a party or otherwise subject (all such payments and benefits, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company, the Surviving Company or one of their respective affiliates shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Gross-Up Payment shall be paid to you no later than thirty (30) days prior to the date on which the Excise Tax is required to be paid without interest or penalties. All determinations regarding this paragraph shall be made by tax counsel and advisors selected by the Company prior to the Closing and reasonably acceptable to you.

Signatures:

/s/ Tom Marano	4/7/17	/s/ Travis Mayer	4/7/17
Tom Marano	Date	Travis Mayer	Date
Chief Executive Officer		Chief Financial Officer